EXHIBIT 99.1

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

2011 SECOND QUARTER REPORT

Dear Shareholder:

This year has been a year of slow growth and more recently, significant volatility which has created a growing lack of confidence in our country’s economic recovery.  Amid disappointing macroeconomic data, which some are calling a “growth recession”, this loss of momentum has tempered enthusiasm regarding an economic recovery.   Despite the discouraging news, retail real estate fundamentals have remained solid to date.  The back-to-school season, which is an indicator of the health of the retail industry, has started strong.  The International Council of Shopping Centers’ preliminary tally of retailer’s revenue at stores open at least a year was up 4.6% in July.  While we are encouraged by the continued improvement in the retail real estate industry, we remain cautious given the growing uncertainty regarding overall economic recovery and the potential impact of continuing governmental budget deficits.

We continue to move forward with our business initiatives.  Solid leasing efforts have continued, most recently signing three leases with top national crafting supply, home décor and gift retailer Hobby Lobby to occupy 227,450 square feet of former vacant Mervyn’s locations in California.  These three new Hobby Lobby stores are firsts to their respective markets.  As other national big-box retailers are expanding and adding locations at our shopping centers, we continue to upgrade our tenant profile mix.  Our refinancing efforts continue to strengthen the balance sheet while positioning the company with a capital structure that can provide for future growth.

Achievements in the second quarter of 2011 included the following:

•                  Continued strong leasing performance with the execution of 110 new and renewal leases in the retail operating portfolio for approximately 933,000 square feet, bringing our year to date leasing traction to over two million square feet leased.

•                  Renewed 82 percent of the leases expiring in the second quarter 2011 within the retail operating portfolio.

•                  Refinanced, repaid and extinguished $153.2 million in debt bringing our year to date refinancing efforts to $429.6 million.

•                  Sold two non-core properties aggregating over one million square feet for gross sales of $36 million.

•                  Contributed $4.3 million to our RioCan joint venture, representing our share of the purchase price net of closing costs, for the acquisition of a multi-tenant retail property in Temple, Texas.

•                  Increased the quarterly distribution to shareholders for the seventh consecutive quarter, declaring a second quarter 2011 distribution of $0.0625 per share.

As previously communicated, we continue to pursue the initial listing of our existing common stock on a national securities exchange; however, we cannot guarantee that such a listing will occur nor provide any guidance regarding a potential share price or the timing of such an event. We appreciate your continued support of Inland Western and would like to remind you to visit www.inlandwestern.com for updated company information.  If you have any questions, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes

President and Chief Executive Officer

Please read information regarding “Forward-looking statements” on the reverse side of this page.

The statements and certain other information contained herein, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “should,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that could cause actual results to differ materially from those projected, including the risks that are detailed in the sections of our most recent Form 10-K and Form 10-Qs filed with the SEC titled “Risk Factors.”